Exhibit 10.7

BEAR, STEARNS & CO., INC.

383 Madison Avenue

New York, New York 10179

June 26, 2003

CRIIMI MAE Inc.
CRIIMI MAE Asset Acquisition Corp.
11200 Rockville Pike
Rockville, Maryland 20852
Attn:	David Iannarone
Executive Vice President

Re:	Side Letter

Dear Ladies and Gentlemen:

This letter agreement will constitute the side letter in connection with that certain Master Repurchase Agreement and Annex I, dated as of the date hereof (as amended from time to time, the “Repurchase Agreement”), among CRIIMI MAE Inc. (“CRIIMI MAE”), CRIIMI MAE Asset Acquisition Corp. (“CMAAC”, and together with CRIIMI MAE, “CRIIMI”) and Bear, Stearns & Co., Inc., as agent for Bear, Stearns International Limited (“Bear, Stearns”).  In the event that CRIIMI (or an Affiliate), during the period commencing with the date of this letter agreement and ending on the date which is six months following the Termination Date of the Repurchase Agreement, enters into a collateralized debt obligation or any similarly structured product backed by any CMBS that was at any point in time Purchased CMBS  under the Repurchase Agreement (such CMBS, “Released CMBS”, and any such collateralized debt obligation of similarly structured product, a “CDO”), CRIIMI  shall pay to Bear, Stearns a fee in the amount of (i) 0.50% multiplied by (ii) the aggregate Repurchase Price as of the related Purchase Date of the Released CMBS.  Capitalized terms not defined in this letter agreement shall have the meanings set forth in the Repurchase Agreement.

CRIIMI hereby acknowledges that Bear,Stearns’ agreement to enter into the obligations set forth herein and in the Repurchase Agreement constitute fair consideration for CRIIMI’s obligations and covenants hereunder.

The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

This letter agreement constitutes the entire understanding between Bear, Stearns and CRIIMI with respect to its subject matter and supersedes any existing commitments or agreements, written or oral, between the parties.  This letter agreement may not be amended or modified except in writing signed by each of the parties hereto.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.  Each of Bear, Stearns and CRIIMI hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby.

This letter agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this letter agreement by signing any such counterpart.

Please confirm that the foregoing is in accordance with your understanding by signing this letter agreement and two enclosed copies and returning to us the enclosed copies. The letter agreement signed by you shall constitute a binding agreement between us as of the date first above written.

Yours sincerely,

BEAR STEARNS & CO., INC.

By:	/s/ Timothy Greene
	Name:	Timothy Greene
	Title:	Senior Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

CRIIMI MAE INC.

By:	/s/ Barry Blattman
	Name:	Barry Blattman
	Title:	Chairman, President and CEO

CRIIMI MAE Asset Acquisition Corp.

By:	/s/ Barry Blattman
	Name:	Barry Blattman
	Title:	Chairman, President and CEO